                                                                     Exhibit 2.1


                             PLAN OF REORGANIZATION
                    FROM MUTUAL SAVINGS AND LOAN ASSOCIATION
                            TO MUTUAL HOLDING COMPANY
                                       OF

                   FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION
                                HAZARD, KENTUCKY

                        AS ADOPTED ON JULY 14, 2004 AND
                           AMENDED AND RESTATED AS OF
                     NOVEMBER 3, 2004 AND NOVEMBER 30, 2004

                                TABLE OF CONTENTS

RECITALS........................................................................  1

                                    ARTICLE I
DEFINITIONS.....................................................................  2

                                   ARTICLE II
BUSINESS PURPOSES FOR THE REORGANIZATION........................................  7

                                   ARTICLE III
CERTAIN EFFECTS OF THE REORGANIZATION; OWNERSHIP AND OPERATION OF SHC AND STOCK
BANK............................................................................  8
                  3.1      Structure............................................  8
                  3.2      Merger...............................................  8
                  3.3      Notices..............................................  9
                  3.4      Operations; Directors................................ 10
                  3.5      Retained Earnings.................................... 10
                  3.6      Stock Issuances...................................... 10

                                   ARTICLE IV
OPERATION AND OWNERSHIP OF THE STOCK BANK AND EFFECT ON RIGHTS OF MEMBERS....... 10
                  4.1      Membership Rights.................................... 10
                  4.2      Depository Accounts.................................. 10
                  4.3      Loans................................................ 11

                                    ARTICLE V
OPERATION AND OWNERSHIP OF THE MHC AND EFFECT ON RIGHTS OF MEMBERS.............. 11
                  5.1      Ownership............................................ 11
                  5.2      Management........................................... 11

                                   ARTICLE VI
CONDITIONS TO IMPLEMENTATION OF THE REORGANIZATION.............................. 12

                                   ARTICLE VII
SPECIAL MEETING OF MEMBERS...................................................... 13
                  7.1      Special Meeting...................................... 13
                  7.2      Proxy Statement...................................... 13
                  7.3      Vote Required........................................ 13
                  7.4      Effect of Approval................................... 13

                                  ARTICLE VIII
CHARTER AND BYLAWS OF THE MHC................................................... 14

                                   ARTICLE IX
CHARTER AND BYLAWS OF THE SHC AND THE STOCK BANK................................  14

            9.1   Stock  Bank...................................................  14
            9.2   SHC ..........................................................  14

                                    ARTICLE X
ACCOUNTS AND LOANS SUBSEQUENT TO THE REORGANIZATION.............................  14

            10.1  Deposit Accounts..............................................  14
            10.2  Loans  .......................................................  14

                                   ARTICLE XI
RIGHTS OF MEMBERS OF THE MHC....................................................  14

                                   ARTICLE XII
CONVERSION OF MHC TO STOCK FORM.................................................  15

            12.1  Conversion Transaction........................................  15

                                  ARTICLE XIII
TIMING OF THE REORGANIZATION....................................................  16

                                   ARTICLE XIV
MISCELLANEOUS...................................................................  16
            14.1  No Financing by Hazard........................................  16
            14.2  Interpretations Final.........................................  16
            14.3  Expenses......................................................  16
            14.4  Amendments; Termination.......................................  16

APPENDICES

A.    PLAN OF STOCK ISSUANCE
B.    PLAN OF MERGER
C.    CHARTER OF MHC
D.    BYLAWS OF MHC
E.    CHARTER OF STOCK BANK
F.    BYLAWS OF STOCK BANK
G.    CHARTER OF SHC
H.    BYLAWS OF SHC

      THIS PLAN OF REORGANIZATION is adopted by the Board of Directors of First Federal Savings and Loan Association, Hazard, Kentucky ("Hazard") on July 14, 2004 and amended and restated as of November 3, 2004 and November 30, 2004 whereby Hazard proposes simultaneously to: (i) convert from a federally chartered mutual savings association to a federally chartered stock savings bank; (ii) reorganize into a mutual holding company (the "MHC") under the laws of the United States of America and the regulations of the Office of Thrift Supervision ("OTS"); whereby a mutual holding company and a federal stock corporation (the "mid-tier stock holding company") will be established; and
(iii) merge the mid-tier stock holding company with Frankfort First Bancorp, Inc. ("Bancorp").


                                    RECITALS

      WHEREAS, as a result of the Reorganization, Hazard will establish a federal mutual holding company, and all of the current ownership and voting rights of the Members of Hazard will become the rights of Members of the MHC. The Reorganization of Hazard into the mutual holding company structure includes the incorporation of a federal stock savings bank ("Stock Bank") and a mid-tier federal stock holding company ("SHC"). SHC will be a majority-owned subsidiary of the MHC so long as the MHC remains in existence, and Stock Bank will be a wholly owned subsidiary of SHC;

      WHEREAS, in adopting this Plan, the Board of Directors has determined that the Reorganization is in the best interests of Hazard and its Members. The formation of the MHC under OTS regulations present Hazard with a method of preserving the mutual form of organization, while positioning Hazard to be an active and effective participant in the rapidly changing financial services industry. Formation of SHC as a mid-tier holding company will permit the SHC to issue Capital Stock, which is a source of capital that is not available to mutual savings associations;

      WHEREAS, Hazard has the opportunity to acquire Bancorp and its subsidiary, First Federal Savings Bank, Frankfort, Kentucky ("FFSB"), which the Board of Directors believes to be an attractive opportunity for Hazard and its Members, which required prompt attention. That transaction would require creation of a stock issuing entity;

      WHEREAS, the mutual holding company provides flexibility in structuring mergers and acquisitions, including that of Bancorp and FFSB, and will give SHC the opportunity to retain acquired institutions as separate subsidiaries. Hazard would not be effecting the Reorganization at this time if it were not for the opportunity to acquire Bancorp. The MHC also will be able to acquire other types of financial institutions and make investments not now available to Hazard;

      WHEREAS, subject to the approval of the Board of Directors of the SHC and the OTS, and registration with the SEC, SHC will be authorized to issue Common Stock in one or more Minority Stock Offerings to persons other than the MHC in an aggregate amount less than 50 percent of the total outstanding shares of SHC Common Stock;

      WHEREAS, contemporaneously with or immediately following the Reorganization and subject to the approval of the OTS, the SHC intends to issue up to 49.9 percent of its Common

Stock in a combination of the Bancorp Merger and a Stock Offering pursuant to a Stock Issuance Plan adopted by the Board of Directors of Hazard on the date hereof. The Stock Issuance Plan is attached hereto as Appendix A and is incorporated herein by reference. The closing of the Stock Offering is expected to occur contemporaneously with or as soon as possible following the closing of the Reorganization; and

      WHEREAS, implementation of this Plan of Reorganization is subject to, among other conditions, the prior written approval of the OTS and the contemporaneous consummation of the Bancorp Merger and must be approved by the affirmative vote of a majority of the total number of votes eligible to be cast by Members of Hazard at the Special Meeting.

      NOW, THEREFORE, in consideration of the recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                    ARTICLE I
                                   DEFINITIONS

      When used in this Plan of Reorganization, the following terms shall have the meanings specified:

      Associate. "Associate," when used to indicate a relationship with any Person, shall mean:

      (a) any corporation or organization (other than Hazard or a majority-owned subsidiary of Hazard, SHC or the MHC) of which such Person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities; and

      (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, except that the term "Associate" does not include any Employee Plan in which a Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

      (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of Hazard, any of its subsidiaries, the SHC or the MHC.

      Bancorp. "Bancorp" shall mean Frankfort First Bancorp, Inc., a Delaware corporation.

      Bancorp Merger. "Bancorp Merger" shall mean the merger of Bancorp into SHC, in which, among other things, the SHC will issue stock and pay cash to former Bancorp shareholders, and through which FFSB will become a wholly owned subsidiary of the SHC.

      Capital Stock. "Capital Stock" shall mean any and all authorized shares of common stock, par value $.01 per share, of the SHC.

      Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

      Common Stock. "Common Stock" shall mean all of the shares of Capital Stock offered and sold by the SHC in the Stock Offering, or issued in the Bancorp Merger or to the MHC contemporaneously with or immediately following the Reorganization pursuant to the Bancorp Merger or the Stock Issuance Plan, which Common Stock will not be insured by the FDIC or any other government agency.

      Community Offering. "Community Offering" shall mean the offering for sale of shares of Common Stock to certain members of the general public under the terms of the Stock Issuance Plan concurrently with or after completion of the Subscription Offering, to the extent shares of Common Stock remain available after satisfying all subscriptions received in the Subscription Offering and after the shares set aside for issuance in the Bancorp Merger.

      Conversion Transaction. Defined in Section 12.1 hereof.

      Deposit Account. "Deposit Account" shall mean any demand deposits, certificates of deposit, or other deposits or savings accounts, including money market deposit accounts and negotiable order of withdrawal accounts, offered by Hazard and owned by a Member.

      Director. "Director" shall mean a member of the Board of Directors of Hazard, but does not include an advisory director, honorary director, director emeritus or person holding a similar position unless such person is otherwise performing functions similar to those of a member of the Board of Directors of Hazard.

      Effective Date of the Reorganization. "Effective Date of the Reorganization" shall mean the date and time at which all of the conditions to the Reorganization are satisfied.

      Eligible Account Holder. "Eligible Account Holder" shall mean the holder of a Qualifying Deposit of Hazard on the Eligibility Record Date.

      Eligibility Record Date. "Eligibility Record Date" shall mean June 30,
2003.

      Employee Plans. "Employee Plans" shall mean any employee stock benefit plans, MRPs and Stock Option Plans approved by the Board of Directors of Hazard or the SHC.

      Employee Stock Benefit Plan. "Employee Stock Benefit Plan" shall mean any defined benefit plan or defined contribution plan of Hazard, the SHC or the MHC, [other than an MRP,] such as an employee stock ownership plan, employee stock bonus plan, profit sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Code.

      FDIC. "FDIC" shall mean the Federal Deposit Insurance Corporation.

      FFSB. "FFSB" shall mean First Federal Savings Bank, Frankfort, Kentucky.

      Hazard. "Hazard" shall mean First Federal Savings and Loan Association, Hazard, Kentucky, a federal mutual savings association, including where appropriate any successor savings bank resulting from a conversion from a federal mutual savings association to a federal stock savings bank.

      HOLA. "HOLA" shall mean the Home Owners' Loan Act, as amended.

      Interim. "Interim" shall mean Hazard Stock Savings Bank, a transitory federal stock savings bank being formed to effect the Merger.

      Members. "Members" shall mean all persons or entities who qualify as members of Hazard as of the close of business on the Voting Record Date pursuant to Hazard's articles of incorporation or bylaws as in effect prior to the Reorganization. When referring to Members of the MHC, the term Members means (i) members of Hazard who become members of the MHC as a result of the Reorganization; and (ii) persons who become depositors of the Stock Bank after the Reorganization.

      Merger. "Merger" shall mean the merger of Interim with and into the Stock Bank, with the Stock Bank being the surviving organization, pursuant to the terms of the Plan of Merger.

      MHC. "MHC" shall mean the federally chartered mutual holding company resulting from the Reorganization, which shall be known as First Federal MHC.

      Minority Stock Issuance Application. "Minority Stock Issuance Application" shall mean the Application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of a Hazard Holding Company to be submitted by Hazard to the OTS for approval.

      Minority Stock Offerings. "Minority Stock Offerings" shall mean one or more offerings of less than 50 percent in the aggregate of the outstanding Common Stock of the SHC to persons other than the MHC.

      MRPs. "MRPs" shall mean any management recognition plan(s) established by Hazard or the SHC to induce certain Directors, Officers and employees of Hazard and FFSB to continue their service with the company following the Reorganization through awards of Capital Stock in accordance with the terms and conditions of the Stock Issuance Plan and the documents establishing the MRPs.

      Notice. "Notice" shall mean the Notice of Hazard Holding Company Reorganization to be submitted by Hazard to the OTS to notify the OTS of the Reorganization, which will include the Proxy Statement.

      Officer. "Officer" shall mean an executive officer of Hazard, which includes the Chairman of the Board, President, Vice Presidents, Secretary, Treasurer or principal financial officer, Comptroller or principal accounting officer, and any other person performing similar functions.

      OTS. "OTS" shall mean the Office of Thrift Supervision or any successor thereto.

      OTS's Mutual Holding Company Regulations. "OTS's Mutual Holding Company Regulations" means the regulations of the OTS governing mutual holding company formations, as set forth at 12 C.F.R. Part 575.

      Other Members. "Other Members" shall mean Members of Hazard (other than Eligible Account Holders and Supplemental Eligible Account Holders) as of the close of business on the Voting Record Date.

      Person. "Person" shall mean an individual, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or any political subdivision thereof.

      Plan of Merger. "Plan of Merger" shall mean the Plan of Merger between Stock Bank and Hazard, which is attached hereto as Appendix B.

      Plan of Reorganization. "Plan of Reorganization" shall mean this Plan of Reorganization, as adopted by the Board of Directors of Hazard, and as may be subsequently amended from time to time, under the terms of which the Reorganization will occur.

      Prospectus. "Prospectus" shall mean the prospectus forming part of the Registration Statement.

      Proxy Statement. "Proxy Statement" shall mean the materials utilized by Hazard to solicit proxies in connection with the vote by Members on the Plan of Reorganization at the Special Meeting.

      Qualifying Deposit. "Qualifying Deposit" shall mean the total of the deposit balances of the Deposit Accounts of an Eligible Account Holder or Supplemental Eligible Account Holder in Hazard as of the close of business on the Eligibility Record Date or, in the case of a Supplemental Eligible Account Holder, the Supplemental Eligibility Record Date, provided that Deposit Accounts of an Eligible Account Holder or Supplemental Eligible Account Holder with total deposit balances of less than $50 shall not constitute a Qualifying Deposit.

      Registration Statement. "Registration Statement" shall mean the Registration Statement of SHC filed with the SEC under the Securities Act of 1933 for purposes of registering Capital Stock of SHC to be issued pursuant to the Stock Issuance Plan.

      Reorganization. "Reorganization" shall mean the Reorganization of Hazard into the MHC form of ownership, which includes, among other things the organization of the SHC as a subsidiary of the MHC, and Stock Bank as a subsidiary of SHC, pursuant to the Plan of Reorganization.

      SEC. "SEC" shall mean the Securities and Exchange Commission.

      Special Meeting. "Special Meeting" shall mean the special meeting of Members of Hazard called for the purpose of submitting this Plan of Reorganization for approval.

      Stock Bank. "Stock Bank" shall mean the federally chartered stock savings bank resulting from the Reorganization as a continuation of Hazard, which savings bank will be a wholly-owned subsidiary of the SHC following the Reorganization.

      SHC. "SHC" shall mean Kentucky First Federal Bancorp, Inc., a federally chartered MHC subsidiary holding company, or any permitted assignee thereof or successor thereto, which will own 100% of the shares of the Stock Bank, and in turn be not less than 50.1 percent owned by MHC.

      Stock Issuance Plan. "Stock Issuance Plan" shall mean the Stock Issuance Plan attached hereto as Appendix A, under which the SHC shall offer for sale (or issue in the Bancorp Merger) up to 49.9 percent of its Common Stock.

      Stock Offering. "Stock Offering" shall mean the offering of the Common Stock to Persons other than the MHC, on a priority basis as set forth in the Stock Issuance Plan, which offering is expected to occur concurrently with or as soon as possible following the Reorganization. Certain shares of such Common Stock offered may, however, be set aside for issuance in the Bancorp Merger. Shares sold, plus shares issued in the Bancorp Merger, may not exceed 49.9% of the Common Stock outstanding. The remaining outstanding shares must be held by the MHC.

      Stock Option Plan. "Stock Option Plan" shall mean any stock option plan adopted by Hazard or SHC providing for grants of options to purchase Capital Stock to Directors, Officers and employees of Hazard, the SHC and the MHC and their other subsidiaries in accordance with the terms and conditions of the Stock Issuance Plan and the documents establishing the Stock Option Plan.

      Subscription Offering. "Subscription Offering" shall mean the offering of shares of Common Stock to the Eligible Account Holders, Employee Stock Benefit Plans, Supplemental Eligible Account Holders, Other Members of Hazard, and Directors, Officers and employees of Hazard pursuant to the terms of the Stock Issuance Plan.

      Supplemental Eligibility Record Date. "Supplemental Eligibility Record Date" shall mean the last day of the calendar quarter preceding the approval of the Stock Issuance Plan by the OTS.

      Supplemental Eligible Account Holder. "Supplemental Eligible Account Holder" shall mean the holder of a Qualifying Deposit in Hazard (other than an Officer or Director or their Associates) on the Supplemental Eligibility Record Date.

      Syndicated Community Offering. "Syndicated Community Offering" shall mean the best-efforts offering by broker-dealers who will offer shares of Common Stock to members of the general public, to the extent shares of Common Stock remain available after satisfying all subscriptions received in the Subscription Offering, shares set aside for issuance in the Bancorp Merger and all orders received in the Community Offering and accepted by the SHC.

      Voting Record Date. "Voting Record Date" shall mean the date fixed by the Board of Directors of Hazard for determining the Members of Hazard eligible to vote on the Plan of Reorganization at the Special Meeting, which date shall not be less than 10 nor more than 60 days prior to the date of the Special Meeting without the prior approval of the OTS.

                                   ARTICLE II
                    BUSINESS PURPOSES FOR THE REORGANIZATION

      Hazard has several business purposes for undertaking the Reorganization.

      (a) The Reorganization will structure Hazard in the stock form, which is used by commercial banks, most major commercial enterprises and most savings banks and savings associations. Formation of the SHC as a subsidiary of the MHC will permit the SHC to issue Capital Stock, which is a source of capital not available to mutual savings associations. This new capital will support Hazard's future growth and expanded operations as business needs dictate. The ability to attract new capital will enhance Hazard's ability to effect future acquisitions and investments, as well as increase the capabilities of Hazard to address the needs of the communities it serves.

      (b) Hazard's mutual form of ownership will be preserved in the MHC structure. As a mutual organization, the MHC will at all times indirectly control at least a majority of the Common Stock of the Stock Bank so long as the MHC remains in existence. The Reorganization will enable Hazard to achieve the benefits of a stock company without a loss of control that often follows standard conversions from mutual to stock form.

      (c) Hazard is committed to being a community-oriented institution, and the Board of Directors believes that the MHC structure is best suited for this purpose. The Reorganization will not foreclose the opportunity of the MHC to convert from the mutual-to-stock form of organization in the future.

      (d) Formation of a mutual holding company also is expected to facilitate diversification of Hazard's activities. The expansion opportunities presented to Hazard by the possibility of the Bancorp Merger led the Directors to a determination that the restructuring would be appropriate at this time, so as to facilitate the Bancorp Merger. Hazard would not be effecting the Reorganization at this time if the Bancorp Merger were not approved and effected as part of the Reorganization.

      (e) Contemporaneously with or immediately following the Reorganization, the SHC expects to issue up to 49.9 percent of its Common Stock in connection with the Bancorp Merger and in the Stock Offering at an aggregate price determined by an independent appraisal. The sale of Common Stock will provide the SHC with new equity capital, which will facilitate the Bancorp Merger and support future deposit growth and expanded operations of Hazard, FFSB and any other subsidiaries. The ability to sell Capital Stock also will enable the SHC to increase its capital in response to changes in the regulatory capital requirements of the banking agencies. The sale of Capital Stock, together with the accumulation of earnings, after payment of any dividends, from year to year, will provide a means for the orderly preservation and expansion of the SHC's capital base, and allows flexibility to respond to sudden and unanticipated capital needs.

      (f) The ability of the SHC to issue Capital Stock also will enable the SHC to establish stock-based benefit plans for management and employees, including an employee stock ownership plans, and will benefit the Members and the shareholders of SHC by creating employee incentives based on corporate and stock performance.

                                   ARTICLE III
                     CERTAIN EFFECTS OF THE REORGANIZATION;
                  OWNERSHIP AND OPERATION OF SHC AND STOCK BANK

      3.1 Structure. The Reorganization will include the incorporation of Stock Bank, a federal savings bank that will be 100% owned by the SHC. SHC in turn will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence.

      3.2 Merger. (a) The Reorganization will be effected in the following manner, or in any other manner approved by the OTS that is consistent with the purposes of this Plan of Reorganization and applicable law.

      The Reorganization will be effected as follows:

                  (i) Hazard will organize an interim stock savings bank as a wholly owned subsidiary ("Interim One");

                  (ii) Interim One will organize a stock corporation as a wholly owned subsidiary (the "Holding Company");

                  (iii) Interim One will organize an interim federal savings bank as a wholly owned subsidiary ("Interim Two");

                  (iv) Hazard will convert its charter to a federal stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become the MHC;

                  (v) sequentially with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution;

                  (vi)  former members of Hazard will become members of the MHC;

                  (vii) MHC will transfer 100% of the issued common stock of the Stock Bank to the Holding Company in a capital distribution;

                  (viii) the Holding Company will issue a majority of its common stock to the MHC. Prior to the Effective Date of the Reorganization, the Board of Directors of the Savings Bank may specify that the structure of the transactions contemplated by the Plan be revised; provided, however, that such revised structure shall not (i) change the intended federal income tax consequences of the transactions contemplated by the Plan or (ii) materially impede or delay the receipt of any required regulatory approval;

                  (ix) Bancorp would merge into SHC with SHC surviving. In connection with the Bancorp Merger, shareholders of Bancorp would receive cash and shares of SHC; and

                  (x) As a result of the Bancorp Merger, FFSB would become a sister corporation of Stock Bank. After the Reorganization MHC would own greater than 50 percent of the stock of SHC. The public and the former shareholders of Bancorp would own less than 50 percent of the stock of SHC.

      (b) Upon completion of the Reorganization, the legal existence of Hazard will not terminate, but the Stock Bank will be a continuation of Hazard, and all property of Hazard including its right, title, and interest in and to all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to Hazard (other than any assets of Hazard transferred to the MHC or the SHC in connection with Section 3.2(a)(1) above), or which would inure to Hazard immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by Hazard. The Stock Bank will continue to have, succeed to, assume and be responsible for all the rights, liabilities and obligations of Hazard and will maintain its headquarters operations at Hazard's location at 479 Main Street, Hazard, Kentucky.

      (c) As a result of the transactions set forth above, (i) the Stock Bank will be a wholly-owned subsidiary of SHC, which will in turn be a wholly-owned subsidiary of the MHC until shares of Common Stock are issued pursuant to the Bancorp Merger and under the Stock Issuance Plan, at which time the SHC will be a majority owned subsidiary of the MHC, and (ii) the former members of Hazard will become members of the MHC.

      3.3 Notices. Hazard shall submit to the OTS the following notices, and any others as required by the OTS: (i) the Notice; (ii) Application for Approval of Minority Stock Issuance; (iii) Application for establishment of SHC (OTS Form H-(e)(1)); and (iv) Application for SHC to acquire by merger, Bancorp (OTS Form H-(e)(3). Upon filing the Notice, Hazard shall publish a "Notice of Filing of Application for Mutual Holding Company Reorganization" in a newspaper of general circulation in [each] community in which Hazard has an office. Hazard shall prominently display a copy of the Notice in [each of] its offices. Copies of the Plan of Reorganization shall be made available for inspection at [each] office of Hazard. Hazard likewise shall comply with the publication and routing requirements for the other application and notices.

      3.4 Operations; Directors. Upon completion of the Reorganization, the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, a capital stock savings bank chartered under federal law. The initial Board of Directors of the Stock Bank will be the existing Board of Directors of Hazard. Thereafter, the holder of the shares of the Stock Bank's voting stock will elect the Stock Bank's Board of Directors as provided in its Charter and Bylaws. It is expected that present management of Hazard will continue as the management of the Stock Bank following the Reorganization.

      3.5 Retained Earnings. The Reorganization will not result in any reduction in the amount of retained earnings (other than the assets of Hazard contributed to the MHC and the SHC pursuant to Section 3.2), undivided profits, and general loss reserves that Hazard had prior to the Reorganization. Such retained earnings and general loss reserves will be accounted for by the MHC, SHC and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

      3.6   Stock Issuances.

      (a) Following the Reorganization, the SHC will have the power to issue shares of its capital stock to persons other than the MHC. So long as the MHC is in existence, however, the MHC will be required to own at least a majority of the Common Stock of the SHC. The SHC will in turn wholly own the Stock Bank.

      (b) The SHC will be authorized to undertake the Bancorp Merger and one or more Minority Stock Offerings together aggregating less than 50 percent of the total outstanding Common Stock. The SHC expects to offer for sale in the Stock Offering and issue in the Bancorp Merger up to 49.9 percent of its Common Stock contemporaneously with or immediately upon completion of the Reorganization, subject to approval of the OTS, and effectiveness with the SEC of the Registration Statement.

                                   ARTICLE IV
                  OPERATION AND OWNERSHIP OF THE STOCK BANK AND
                           EFFECT ON RIGHTS OF MEMBERS

      4.1 Membership Rights. Upon the Effective Date of the Reorganization, the voting, ownership and liquidation rights of the Members of Hazard will become the rights of Members of the MHC, subject to the conditions specified below.

      4.2 Depository Accounts. Each deposit account in Hazard at the Effective Date of the Reorganization will become, without payment, a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, except that the holder of each such deposit account will have ownership and membership rights with respect to the MHC rather than the Stock Bank for so long as such holder maintains a deposit account with the Stock Bank as specified in Article V below. All insured deposit accounts of Hazard that are transferred to the Stock Bank will continue to be federally insured up to the legal maximum by the FDIC in the same manner as deposit accounts existing in Hazard immediately prior to the Reorganization. Any new deposit accounts established with the Stock Bank after the Reorganization will create member and liquidation rights in the MHC and will be federally insured up to the legal maximum by the FDIC.

      4.3 Loans. All loans and other borrowings from Hazard shall retain the same status with the Stock Bank after the Reorganization as they had with Hazard immediately prior to the Reorganization. Certain Borrowers are members of Hazard by virtue of a borrowing relationship with Hazard. Accordingly, certain borrowers of the Stock Bank shall be members of the MHC after the Reorganization solely by means of such borrowing relationship after the Reorganization.

                                    ARTICLE V
                     OPERATION AND OWNERSHIP OF THE MHC AND
                           EFFECT ON RIGHTS OF MEMBERS

      5.1 Ownership. Depositors who have membership or liquidation rights with respect to Hazard under its existing charter immediately prior to the Reorganization shall continue to have such rights solely with respect to the MHC after the Reorganization so long as such persons remain depositors of the Stock Bank following the Reorganization. In addition, all persons who become depositors of the Stock Bank following the Reorganization will have membership and liquidation rights with respect to the MHC. The rights and powers of the MHC will be defined by the MHC's charter and bylaws and by the statutory and regulatory provisions applicable to federal mutual holding companies.

      5.2 Management. Following the Reorganization, the members of the Board of Directors of Hazard will become the members of the Board of Directors of the MHC. Thereafter, the directors of the MHC will be elected by the Members of the MHC, who will consist of the former Members of Hazard and all persons who become depositors of the Stock Bank after the Reorganization. It is expected initially that management of the MHC will consist of certain senior management persons of Hazard and Bancorp.

                                   ARTICLE VI
               CONDITIONS TO IMPLEMENTATION OF THE REORGANIZATION

      Consummation of the Reorganization is expressly conditioned upon the prior occurrence of the following:

      (a) The Plan of Reorganization is approved by at least a majority of the Board of Directors of Hazard.

      (b)   The Notice is filed with the OTS and either:

            (i) The OTS has given written notice of its intent not to disapprove the Reorganization; or

            (ii) Sixty days have passed since the OTS received the Notice and deemed it complete under 516.210 or 516.220 of the OTS regulations, and the OTS has not given written notice that the Reorganization is disapproved or extended for an additional 30 days the period during which disapproval may be issued.

      (c)   Hazard has received the approval of the OTS for:

            (i)   the Stock Offering;

            (ii)  the establishment of the SHC; and

            (iii) the Bancorp Merger.

      (d) The Plan of Reorganization is submitted to Members pursuant to a Proxy Statement and form of proxy approved in advance by the OTS and the Plan of Reorganization is approved by a majority of the total number of votes eligible to be cast by Members of Hazard at the Special Meeting.

      (e) All necessary approvals have been obtained from the OTS in connection with the adoption of the charter and bylaws of the MHC, the SHC and the Stock Bank and the Merger, and all conditions specified or otherwise imposed by the OTS in connection with such matters have been satisfied.

      (f) Hazard has received either a private letter ruling of the Internal Revenue Service or an opinion of Hazard's counsel or public accounting firm as to the federal income tax consequences of the Reorganization to the MHC, the Stock Bank, Hazard and the Members.

      (g) Hazard has received either a private letter ruling from the Kentucky Department of Revenue or an opinion of Hazard's counsel or public accounting firm as to the Kentucky tax consequences of the Reorganization to the MHC, the Stock Bank, Hazard and the Members.

      (h) The Bancorp Merger has received the Bancorp shareholders' approval, and there

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

shall be no reason known to Hazard which would otherwise prevent the Bancorp Merger.

      (i)   The Registration Statement has been declared effective by the SEC.

                                   ARTICLE VII
                           SPECIAL MEETING OF MEMBERS

      7.1 Special Meeting. Upon receipt of OTS approval of the Notice, Minority Stock Issuance Application, the establishment of the SHC and the Bancorp Merger, Hazard shall convene a Special Meeting to approve the Plan of Reorganization in accordance with Hazard's mutual articles of incorporation and bylaws and the requirements of the OTS's Mutual Holding Company Regulations.

      7.2 Proxy Statement. Promptly after receipt of the approvals referenced in Section 7.1 above and at least 20 but not more than 45 days prior to the Special Meeting, Hazard shall distribute proxy solicitation materials to all Members and beneficial owners of Deposit Accounts held in fiduciary capacities where the beneficial owners possess voting rights, as of the Voting Record Date, pursuant to the terms of Hazard's mutual articles of incorporation and bylaws.

            (a) The proxy solicitation materials shall include the Proxy Statement to be used in connection with such solicitation and other documents authorized for use by the regulatory authorities and may also include a copy of this Plan of Reorganization, the Stock Issuance Plan and/or the Prospectus.

            (b) Hazard also shall advise each Eligible Account Holder and Supplemental Eligible Account Holder not entitled to vote at the Special Meeting of the proposed Reorganization and the scheduled Special Meeting, and provide a postage prepaid card on which to indicate whether he or she wishes to receive the Prospectus, if the Subscription Offering is not held concurrently with the proxy solicitation.

      7.3 Vote Required. Pursuant to the OTS's Mutual Holding Company Regulations, an affirmative vote of a majority of the total number of votes eligible to be cast by the Members at the Special Meeting is required for approval of the Plan of Reorganization. Voting may be in person or by proxy. Hazard may not utilize a proxy that has been previously obtained from a Member to vote on matters to be presented at the Special Meeting. The OTS shall be promptly notified of the actions of the Members.

      7.4 Effect of Approval. By voting in favor of the adoption of the Plan of Reorganization, the Members will be voting in favor of (a) the adoption by the Stock Bank of its federal capital stock savings bank charter and bylaws, which are attached hereto as Appendix E and F, respectively, (b) the adoption by the SHC of its charter and bylaws, which are attached hereto as Appendix G and H, respectively, (c) the adoption by the MHC of its charter and bylaws which are attached hereto as Appendix C and D, respectively; and (d) and the Plan of Merger, which is attached hereto as Appendix B.

                                  ARTICLE VIII
                          CHARTER AND BYLAWS OF THE MHC

      As part of the Reorganization, the MHC will be chartered under the name "First Federal MHC." Copies of the proposed charter and bylaws of the MHC are attached hereto as Appendix C and D, respectively, and are made a part of the Plan of Reorganization. By their approval of the Plan of Reorganization, the Board of Directors of Hazard has approved and adopted the charter and bylaws of the MHC.

                                   ARTICLE IX
                              CHARTER AND BYLAWS OF
                           THE SHC AND THE STOCK BANK

      9.1 Stock Bank. As part of the Reorganization, charter and bylaws of the Stock Bank shall be adopted to authorize the Stock Bank to operate as a federal capital stock savings bank. Copies of the proposed charter and bylaws of the Stock Bank are attached hereto as Appendix E and F, respectively, and are made part of this Plan of Reorganization.

      9.2 SHC. As part of the Reorganization, charter and bylaws of SHC shall be adopted to authorize SHC to operate as an MHC subsidiary holding company. Copies of the proposed charter and bylaws of SHC are attached hereto as Appendix G and H, respectively, and are made part of this Plan of Reorganization.

                                    ARTICLE X
               ACCOUNTS AND LOANS SUBSEQUENT TO THE REORGANIZATION

      10.1 Deposit Accounts. Upon completion of the Reorganization, each Person having a Deposit Account at Hazard prior to Reorganization will continue to have a Deposit Account at the Stock Bank in the same amount and subject to the same terms and conditions (except for voting and liquidation rights) as in effect prior to the Reorganization. Hazard intends at this time to continue to be a member of the Federal Home Loan Bank System and all of its insured savings deposits will continue to be insured by the FDIC through the Savings Association Insurance Fund to the extent provided by applicable law.

      10.2 Loans. All loans shall retain the same status with the Stock Bank after the Reorganization as they had with Hazard prior to the Reorganization.

                                   ARTICLE XI
                          RIGHTS OF MEMBERS OF THE MHC

      Following the Reorganization, all persons who had membership or liquidation rights with respect to Hazard as of the Effective Date of the Reorganization will continue to have such rights solely with respect to the MHC. All existing proxies granted by Members of Hazard to the Board of Directors of Hazard shall automatically become proxies granted to the Board of Directors of the MHC. In addition, all persons who become depositors of the Stock Bank subsequent to the Reorganization also will have membership and liquidation rights with respect to the MHC. In each case, no person who ceases to be the holder of a Deposit Account with the Stock Bank shall have any membership or liquidation rights with respect to the MHC.

                                   ARTICLE XII
                         CONVERSION OF MHC TO STOCK FORM

      12.1  Conversion Transaction.

      Following the completion of the Reorganization, the MHC may elect to convert to stock form in accordance with applicable law and regulation (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no present intent or plan to undertake a Conversion Transaction. If the Conversion Transaction does not occur, the MHC will continue to own a majority of the Common Stock of the Holding Company.

      In a Conversion Transaction, the MHC would merge with and into the Stock Bank or the Holding Company (at the discretion of the MHC), and certain depositors of the Stock Bank would receive the right to subscribe for a number of shares of common stock of the new stock holding company formed in connection with the Conversion Transaction, as determined by the formula set forth in the following paragraphs. The additional shares of Common Stock of the new Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value determined by an independent appraisal.

      Any Conversion Transaction shall be fair and equitable to minority stockholders of SHC ("Minority Stockholders"). In any Conversion Transaction, Minority Stockholders, if any, will be entitled to maintain the same percentage ownership interest in the new Holding Company after the Conversion Transaction as their ownership interest in the Holding Company immediately prior to the Conversion Transaction (i.e., the Minority Ownership Interest), subject only to the adjustments (if required by federal or state law, regulation, or regulatory policy) to reflect the market value of assets of the MHC (other than common stock of the Holding Company).

      At the sole discretion of the Board of Directors of the MHC and the Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders as set forth in the preceding paragraphs.

      A Conversion Transaction would require the approval of applicable federal regulators and would be presented to a vote of the members of the MHC. Under current OTS policy, if a Conversion Transaction were to occur, the transaction would also require the approval of a majority of the holders of the Common Stock, other than the MHC. In addition, federal regulatory policy requires that in any Conversion Transaction the members of the MHC will be accorded the same stock purchase priorities as if the MHC were a mutual savings association converting to stock form.

                                  ARTICLE XIII
                          TIMING OF THE REORGANIZATION

      Hazard intends to consummate the Reorganization as soon as feasible following the receipt of all required regulatory approvals. As a stock subsidiary of the MHC, following the Reorganization, SHC will be authorized to undertake one or more Minority Stock Offerings. Subject to the approval of the OTS, and the status of the Registration Statement, SHC intends to commence the Stock Offering concurrently with the proxy solicitation of Members.

      Hazard may close the Stock Offering before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon approval of the Plan of Reorganization by the Members at the Special Meeting.

      The Stock Offering shall be conducted pursuant to the Stock Issuance Plan in compliance with the OTS securities offering regulations contained in 12 C.F.R. 563g and otherwise in accordance with law.

                                   ARTICLE XIV
                                  MISCELLANEOUS

      14.1 No Financing by Hazard. Hazard will not knowingly offer or sell Common Stock to any person whose purchase would be financed by funds loaned, directly or indirectly, to the person by Hazard.

      14.2 Interpretations Final. All interpretations of this Plan of Reorganization and application of its provisions to particular circumstances by a majority of the Board of Directors of Hazard shall be final, subject to the authority of the OTS.

      14.3 Expenses. Hazard shall use its best efforts to ensure that expenses incurred in connection with the Reorganization are reasonable.

      14.4  Amendments; Termination.

      (a) This Plan of Reorganization may be substantively amended by the Board of Directors of Hazard as a result of comments from regulatory authorities or otherwise prior to the solicitation of proxies from the Members to vote on the Plan of Reorganization and at any time thereafter with the concurrence of the OTS.

      (b) This Plan of Reorganization may be terminated by the Board of Directors of

Hazard at any time prior to the Special Meeting and at any time thereafter with the concurrence of the OTS.

      (c) In its discretion, the Board of Directors may modify or terminate the Plan of Reorganization upon the order of the regulatory authorities or to conform to new mandatory regulations of the OTS, without a resolicitation of proxies or another meeting of the Members only if the OTS concurs that such resolicitation is not required. However, any material amendment of the terms of the Plan of Reorganization that relate to the Reorganization that occurs after the Special Meeting shall require a resolicitation of Members.

      (d) The Plan of Reorganization shall be terminated if the Reorganization is not completed within 24 months from the date upon which the Members approve the Plan of Reorganization, and such period may not be extended by Hazard.

                   APPENDICES A, B, D, E, F, G  AND H OMITTED

                                                                      APPENDIX C

                     FEDERAL MUTUAL HOLDING COMPANY CHARTER
                                       FOR
                               FIRST FEDERAL MHC

      Section 1. Corporate title. The name of the mutual holding company hereby chartered is First Federal MHC (the "Mutual Company").

      Section 2. Duration. The duration of the Mutual Company is perpetual.

      Section 3. Purpose and powers. The purpose of the Mutual Company is to pursue any or all of the lawful objectives of a federal mutual savings and loan holding company chartered under section 10(o) of the Home Owners' Loan Act, 12 U.S.C. 1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision (the "OTS").

      Section 4. Capital. The Mutual Company shall have no capital stock.


      Section 5. Members. All holders of the savings, demand or other authorized accounts of First Federal Savings and Loan Association (the "Association") are members of the Mutual Company. In consideration of all questions requiring action by the members of the Mutual Company, each holder of an account in the Association shall be permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the member's account. Borrowers from the Association as of September 23, 2004 shall continue to have one vote for the period of time such borrowings are in existence. No member, however, shall cast more than 1,000 votes.


      Section 6. Directors. The Mutual Company shall be under the direction of a board of directors. The authorized number of directors shall not be fewer than five nor more than fifteen, as fixed in the Mutual Company's bylaws, except that the number of directors may be decreased to a number less than five or increased to a number greater than fifteen with the prior approval of the Director of the OTS or his or her delegate.

      Section 7. Capital, surplus, and distribution of earnings. The Mutual Company may distribute net earnings to account holders of the Association on such basis and in accordance with such terms and conditions as may from time to time be authorized by the Director of the OTS; provided, however, that the Mutual Company may establish minimum-balance requirements for account holders to be eligible for distribution of earnings.

      All holders of accounts of the Association shall be entitled to equal distribution of assets of the Mutual Company, pro rata to the value of their accounts in the Association, in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Mutual Company.

      Section 8. Amendment of Charter. Adoption of any pre-approved charter amendment shall be effective after such pre-approved amendment has been submitted to and approved by the members at a legal meeting. Any other amendment, addition, change or repeal of this charter must be approved by the OTS prior to approval by the members at a legal meeting, and shall be effective upon filing with the OTS in accordance with regulatory procedures.

Attest:                                      FIRST FEDERAL MHC

___________________________________          ___________________________________
Roy L. Pulliam, Jr.                          Tony D. Whitaker
Corporate Secretary                          Chairman of the Board and President

Attest:                                      Office of Thrift Supervision


___________________________________          By:________________________________
Secretary
Office of Thrift Supervision

                                             EFFECTIVE DATE:____________________
                                       2